UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AMERICAN CAMPUS COMMUNITIES, INC.
(Name of Registrant as Specified in Its Charter)

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12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
March 22, 2017
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of American Campus Communities, Inc. to be held at 8:30 a.m. (Central Time) on Thursday, May 4, 2017, at our corporate office located at 12700 Hill Country Blvd., Suite T-200, Austin, Texas. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.
Following the formal business session, there will be an opportunity for questions of general interest to the stockholders.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.
On behalf of the Board of Directors,
Sincerely,
/s/ William C. Bayless, Jr.
WILLIAM C. BAYLESS, JR.
Chief Executive Officer

American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 4, 2017
To the Holders of Common Stock of
AMERICAN CAMPUS COMMUNITIES, INC.:
The 2017 Annual Meeting of Stockholders of American Campus Communities, Inc., a Maryland corporation, will be held at our corporate office located at 12700 Hill Country Blvd., Suite T-200, Austin, Texas, on Thursday, May 4, 2017, at 8:30 a.m. (Central Time) to consider and take action upon the following:

(i)	To elect eight directors to a one-year term of office expiring at the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(ii)	To ratify Ernst & Young LLP as our independent auditors for 2017;

(iii)	To hold an advisory vote on executive compensation;

(iv)	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

(v)	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
The enclosed proxy card is solicited by our Board of Directors, which recommends that our stockholders vote FOR the election of the nominees named therein, FOR approval, on an advisory basis, of the compensation of our named executive officers and FOR approval, on an advisory basis, of an advisory vote on executive compensation every one year. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young as our independent auditors for 2017. Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.
The Board of Directors has fixed the close of business on March 13, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.
Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy card in the postage-prepaid envelope provided. Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.
By Order of the Board of Directors,
/s/ Jonathan A. Graf
JONATHAN A. GRAF
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Austin, Texas
March 22, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 4, 2017.
This Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.AmericanCampus.com/Investors/Proxy

TABLE OF CONTENTS

Proxy Statement Summary	1
Questions and Answers	4
Election of Directors	6
Board of Directors	6
Board Composition	6
Board Committees	9
Consideration of Director Nominees	10
Governance of the Company	11
Board Independence and Meetings	11
Board Leadership Structure; Separate Independent Chairman of the Board	11
Board’s Role in Risk Oversight	11
Director Qualifications; Limits on Board Service	12
Term Limits; Retirement Age	12
Board and Committee Evaluations	13
Number of Directors; Director Vacancies	13
Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business	13
Guidelines on Governance and Codes of Ethics	13
Stockholder Outreach and Input	14
Stock Ownership Guidelines	14
Short Selling, Hedging and Pledging Prohibitions	15
Repricing Prohibition	15
Management Succession	15
Executive Officers	16
Security Ownership	18
Section 16(a) Beneficial Ownership Reporting Compliance	19
Executive Compensation	20
Compensation Committee Report	20
Compensation Discussion and Analysis	20
Summary Compensation Table	35
Grants of Plan Based Awards	37
Employment Contracts	37
Outstanding Equity Awards at Fiscal Year-End	38
Awards Vested	39
Potential Payments Upon Termination or Change in Control	40
Nonqualified Deferred Compensation	42
Equity Compensation Plan	43
Compensation of Directors	44
Certain Relationships and Related Transactions	45
Audit Committee Information	46
Report of the Audit Committee	46
Independent Auditor Fees	47
Ratification of the Selection of Independent Auditors	48
Advisory Vote on Executive Compensation	49
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	50
Stockholder Proposal	51
2016 Annual Report	51

American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
__________________________
PROXY STATEMENT
__________________________
The accompanying proxy card, to be mailed to stockholders together with the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about March 27, 2017, is solicited by the Board of Directors of American Campus Communities, Inc. in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 4, 2017.
PROXY STATEMENT SUMMARY
We prepared the following summary to highlight important information you will find in this Proxy Statement regarding matters to be considered at the 2017 Annual Meeting of Stockholders. As it is only a summary, please read the other information contained in this Proxy Statement before you vote.
Governance Highlights
We are committed to good corporate governance to promote the long-term interests of stockholders, strengthen management accountability and help maintain public trust in our company. The Governance of the Company section beginning on page 11 describes our governance framework, which includes the following highlights:

• Separate Chief Executive Officer and Independent Chairman of the Board	• Regular executive sessions of independent directors
• Annual election of directors by majority vote, with a plurality carve-out in the case of contested elections	• Risk oversight by full board and committees and independent Risk Committee
• Prohibition on a classified board structure	• No directors or executive officers involved in material related party transactions
• Independent directors comprise almost 90% of the Board and 100% of the Audit, Compensation, Nominating and Corporate Governance, and Risk Committees	• Clawbacks to recoup compensation
• Robust director selection process, which resulted in a new independent director joining the Board during 2016	• Anti-hedging and anti-pledging policies
• Regular director performance assessment and annual board and committee evaluations	• Limits on board service
•    Ongoing succession planning for our Chief Executive Officer and other executive officers, which resulted in the company separating the roles of President and Chief Executive Officer in January 2017, with Bill Bayless remaining as Chief Executive Officer and Jim Hopke being promoted to the position of President.

•    Director and senior officer stock ownership guidelines, which include a prohibition on the sale by senior officers of vested restricted stock awards until the applicable ownership guideline has been met, and a requirement that the Chief Executive Officer own common stock having a market value of at least 6 times his annual base salary

• Independent directors approve our primary risk policies as reflected in the charter of the Risk Committee	• Prohibition on repricing options

2016 Executive Compensation
Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of our incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.
2016 Executive Compensation Decisions
In 2016, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our named executive officers for 2016, the Compensation Committee rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans. In 2016, we delivered excellent strategic, financial and operating performance, which is highlighted below in “Executive Compensation—Compensation Discussion and Analysis.”
For 2016, 100% of annual cash incentive compensation for our C-level officers was based solely on the achievement of full year funds from operations modified (“FFOM”) and same store wholly-owned net operating income (“NOI”) as compared to our stated earnings guidance, quantitative measures that are not subject to Compensation Committee or Board discretion. The determination included the consideration of the achievement of the transactional, operational, financial and strategic objectives that served as the underlying assumptions in our stated earnings guidance, such as NOI growth, operating margin improvement, the achievement of development yields, the achievement of quality external growth, and targeted dispositions and rental revenue growth.
Also for 2016, 50% of the value of long-term equity incentive awards for our C-level officers was determined solely by achievement of absolute total stockholder return (“TSR”), relative TSR and FFOM per share, also quantitative performance metrics that are not subject to Compensation Committee or Board discretion. The other 50% was based on performance metrics that enable the Compensation Committee to use its discretion to reward actions that preserve long-term stockholder value and discourage excessive risk-taking. Although the Compensation Committee and the independent members of the Board believe at the current time that this 50/50 split between a fixed quantitative evaluation of performance and a more qualitative evaluation provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking, they will continue to evaluate our long-term incentive plan in the context of our overall executive compensation program, our business needs and on feedback from our stockholders.

2016 Compensation Practices at a Glance

✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with a strong emphasis on performance-based incentive awards	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking
✓ DO have a robust peer selection process and benchmark executive compensation to target the median of our comparative group of peer companies	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities
✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive stockholder value	✗ DO NOT reprice underwater stock options
✓ DO require executive officers and directors to own and retain shares of our common stock that have significant value to further align interests with our stockholders	✗ DO NOT provide executive officers with excessive perquisites or other personal benefits
✓ DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance	✗ DO NOT provide executive officers with pension or retirement benefits other than pursuant to a 401(k) plan and a deferred compensation plan
✓ DO enable the Board to “claw back” incentive compensation in the event of a financial restatement pursuant to recoupment policy	✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities
✓ DO prohibit new tax gross-up arrangements under anti-tax gross-up policy	✗ DO NOT provide accelerated vesting upon a change of control under our 2010 Incentive Award Plan
✓ DO maintain a Compensation Committee comprised solely of independent directors
✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:
Election of eight directors to hold office for a one-year term, ratification of Ernst & Young LLP as our independent auditors for 2017, approval of an advisory vote on executive compensation and approval of an advisory vote on the frequency of holding an advisory vote on executive compensation.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 13, 2017 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:
Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees, in favor of the ratification of Ernst & Young LLP as our independent auditors for 2017, in favor of approval, on an advisory basis, of the compensation of our named executive officers and in favor of approval, on an advisory basis, of an advisory vote on executive compensation every year. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked. If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Under New York Stock Exchange rules, the proposal to ratify the appointment of independent registered public accountants is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting.
In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Q:	Is my vote confidential?

A:
Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote and how are votes counted?

A:
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and withheld votes and abstentions. In order to be elected as a director, a nominee must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For election of directors, abstentions and broker non-votes will not affect the vote outcome. In order for Ernst & Young LLP to be ratified as our independent auditors for 2017 and for the advisory vote on executive compensation to be approved, the respective proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For ratification of the independent auditors for 2017, an abstention will have the same effect as an “Against” vote and, as this is a routine matter, there will not be any broker non-votes. For approval of the advisory vote on executive compensation, an abstention will have the same effect as an “Against” vote, but a broker non-vote will not affect the vote outcome. For the advisory vote on the frequency of the submission to stockholders of the advisory vote on executive compensation, abstentions and broker non-votes will not affect the vote outcome. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:	What constitutes a quorum?

A:
As of the record date for the Annual Meeting, 133,435,838 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of March 13, 2017 can attend.

Q:	Who pays for this proxy solicitation?

A:
We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information we furnish to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. We will not pay any additional compensation to directors, officers or employees for such services.

ELECTION OF DIRECTORS
There are currently nine directors on the Board, William C. Bayless, Jr., Blakeley W. Chandlee III, G. Steven Dawson, Cydney C. Donnell, Dennis G. Lopez, Edward Lowenthal, Oliver Luck, C. Patrick Oles, Jr. and Winston W. Walker, each of whom has been nominated as director, other than Mr. Walker, who has retired from the Board effective as of the time of the 2017 Annual Meeting. The employment agreement with Mr. Bayless provides that he will be nominated as a director. See “Executive Compensation – Employment Contracts.” Directors elected at the Annual Meeting will hold office for a one-year term.
All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as director. However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
Directors are elected by a majority of the votes cast at the Annual Meeting. Each share of our common stock is entitled to one vote for each of the eight director nominees. Cumulative voting is not permitted.
BOARD OF DIRECTORS
Board Composition
The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business. Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in large, complex organizations and has experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Each of our directors also has experience serving on or advising boards of directors and board committees of other organizations and has an understanding of corporate governance practices and trends.
The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to serve on the Board and its committees. The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the director nominees and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. Each of the nominees, other than Mr. Bayless, is independent of us and our management.
In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.
William C. Bayless, Jr. has been Chief Executive Officer since January 2017, served as Chief Executive Officer and President from October 2003 to January 2017 and has served on our Board of Directors since August 2004. Bill is a co-founder of our company and participated in the founding of the student housing business of our predecessor entities. Bill served as Executive Vice President and Chief Operating Officer of our predecessor entities from July 1995 to September 2003, where he directed all aspects of our predecessor entities’ business segments including business development, development and construction management, acquisitions and management services. He served as our Vice President of Development from the inception of our predecessor entities in 1993 until July 1995. Bill served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Bill served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Bill began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. He received a B.S. in Business Administration from West Virginia University. Age: 52.

Areas of Relevant Experience: Ability to lead our organization; detailed knowledge and unique perspective and insights regarding the student housing industry and the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of us and our business.
Blakeley W. Chandlee III has served on our Board of Directors since September 2016. Blake has been the Executive Vice President of Outcome Health, a health information provider, since March 2017 and was Vice President of Facebook from 2007 to February 2017, where his specific role included identifying, launching and scaling organizational structure, systems and teams required to most effectively and efficiently manage and support the largest agency and client relationships across the world via regionally distributed teams in the US, London, Singapore and Sao Paolo. Prior to joining Facebook, Blake worked at Yahoo! UK Ltd, where he was Commercial Director, UK and played an instrumental role in setting the strategic direction of the organization and managing the various sales teams calling on agencies and clients in the UK marketplace. He has also been part of various founding teams resulting in several new companies that focused on the intersection of consumers and media. Blake received a B.S. from Gettysburg College. Age: 50.
Areas of Relevant Experience: Technology and social marketing; business development and leadership.
G. Steven Dawson has served on our Board of Directors since August 2004. Steve is a private investor who also serves as a founding partner and member of the Management Committee of SparrowHawk Holdings – PowerOne, LP, a private company that is assembling and managing a portfolio of institutional-quality industrial warehouse and distribution facilities located in the US primarily for the benefit of Canadian equity investors. He is also a managing director at Novus Merchant Partners, a Canadian firm where he focuses on public and private cross-border real estate opportunities. From 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE:CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. During the period from 2011 to 2013, Steve served in various capacities, including serving as president, CEO and trustee, for a private Canadian REIT that owned manufactured housing communities in the US. Steve currently serves on the boards of Institutional Financial Markets, Inc. (AMEX:IFMI), a financial services firm with fixed income and structured credit securities trading operations in the U.S. and Europe, and Medical Properties Trust (NYSE:MPW), a hospital/healthcare REIT with acute care properties in the US and Europe. Steve holds a degree in business from Texas A&M University, where he serves on the Real Estate Roundtable of the Mays Graduate School of Business. Age: 59.
Areas of Relevant Experience: Financial reporting; accounting and controls; REIT management, real estate operations and development; manufacturing.
Cydney C. Donnell has served on our Board of Directors since August 2004. She has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University, and has served as Associate Department Head of the Finance Department since February 2011. Cydney has taught various subject matters, including real estate finance, investments and corporate governance, since August 2004. Cydney was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Cydney served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Cydney served on the Board of European Investors Holding Company from 1992 to 2005. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Cydney currently serves on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940 and a REIT (which service will end upon its deregistration, which is currently contemplated to occur in the second quarter of 2017), and Pebblebrook Hotel Trust (NYSE:PEB), a hotel REIT. In 2007, Cydney was appointed to the Employees Retirement System of Texas Board of Trustees by Governor Rick Perry. Cydney has served on the Board and Institutional Advisory Committee of the National Association of Real Estate Investment Trusts, or NAREIT. She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York. Cydney received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University. Age:  57.
Areas of Relevant Experience: Financial investment and services; REITs; corporate governance; university operations.
Dennis G. Lopez has served on our Board of Directors since May 2014. He has been the Chief Investment Officer of AXA Real Estate, a global real estate investment manager, since 2009, where he is responsible for fund management and research activities. Dennis was the Chief Executive Officer of SUN Group, a private equity firm with real estate activities in India and Russia, from 2008 to 2009. Dennis has had a career of over 25 years in investment banking and real estate investment management, where he was Global Head of Real Estate at Cambridge Place Investment Management, a London based hedge fund, and a Managing Director at JP Morgan in New York and London. Dennis served as a director of Desarrolladora Homex, S.A. de C.V. (NYSE:HXM), a Mexican-based home builder, from 2010 to 2013. Dennis received a B.A. degree from California State University Long Beach and an MBA from the University of California Los Angeles (UCLA). Age: 62.
Areas of Relevant Experience: Financial investment and services; real estate investment; international business and investment.
Edward Lowenthal has served on our Board of Directors since August 2004 and has served as our Independent Chairman of the Board since August 2015. He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Ed was a founder and served as the President of Wellsford Real Properties, Inc. (NYSE:WRP) from 1997 until 2002, which owned and operated multifamily apartments throughout the United States. Ed currently serves as a director of Omega Healthcare Investors, Inc. (NYSE:OHI), a healthcare REIT, and served as a director of Desarrolladora Homex, S.A. de C.V. (NYSE:HXM), a Mexican-based home builder, from 2004 to 2013. From 1997 to 2012, he was a member of the board of directors of Reis, Inc., an internet-based provider of real estate information and analytics and a successor, through mergers, to Wellsford Real Properties, Inc., and served as non-executive Chairman of Reis, Inc. from 2010 to 2012. Ed serves as non-executive Chairman of Tiburon Lockers, Inc., a privately-held owner and operator of rental locker systems, and as a trustee of The Manhattan School of Music. He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal. Age: 72.
Areas of Relevant Experience: Real estate investment and development; REIT management; law.
Oliver Luck has served on our Board of Directors since December 2012. Since January 2015, he has served as Executive Vice President for Regulatory Affairs and Strategic Partnerships of the National Collegiate Athletic Association (NCAA). From 2010 to January 2015, he was the Athletic Director of West Virginia University. From 2006 to 2010, Oliver was the President/General Manager of the Houston Dynamo of Major League Soccer. From 2001 to 2005, Oliver was the Chief Executive Officer of the Harris County-Houston Sports Authority, where he oversaw the financing, construction and management of professional sports and entertainment infrastructure in Houston, including Minute Maid Park, Reliant Stadium and Toyota Center. Oliver worked for the National Football League from 1990 to 2001, where served in a variety of positions, including Vice President of Business Development and President and Chief Executive Officer of NFL Europe. Oliver played quarterback for the Houston Oilers from 1982 to 1986. He is currently a member of the National Football League Player Safety Advisory Panel, and served as a member of the College Football Playoff Selection Committee and in various capacities in a number of university and community associations. He was a finalist to be a Rhodes Scholar, a National Football Foundation Scholar and a two-time Academic All-American who received a B.A. degree from West Virginia University and a J.D. degree from University of Texas School of Law. Age: 56.
Areas of Relevant Experience: University management; business development and leadership; law.
C. Patrick Oles, Jr. has served on our Board of Directors since May 2014. He has been the President and Chief Executive Officer of Barshop & Oles Company, a privately-owned, Texas-based commercial real estate development, investment and management firm, since 1983. Pat served on the senior staff of the Governor of Texas, William P. Clements, Jr., as Director of Governmental Appointments, from 1980 to 1982. Pat has been involved in numerous governmental, business and civic organizations, including ten years of service on the Board of Directors of the Lower Colorado River Authority and as a founding member and Chairman of the Board of Trustees of the Texas Parks & Wildlife Foundation. He was a member of the Advisory Board of Directors of JPMorgan Chase, Chairman of the local chapter of the Young Presidents Organization and a Trustee of the Texas Nature Conservancy. Pat currently serves as a member of the Board of Directors of SouthWest Water Company, a privately-owned provider of water and wastewater services, as a member of the Executive Committee of the Seton Fund, as a member of the Development Board of the McCoy College of Business Administration of Texas State University and as Chair of the UT Elementary School Development Council. Pat received a B.B.A. at the University of Texas Austin, and now holds the McCoy Professorship for Studies in Entrepreneurship in the McCoy College of Business Administration at Texas State University. Age: 62.

Areas of Relevant Experience: Real estate investment and development; governmental interactions.
THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.
Board Committees
Audit Committee. During 2016, the members of the Audit Committee were Messrs. Dawson (Chair), Oles and Walker. Each member of the Audit Committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The Board of Directors, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Dawson is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.
The Audit Committee operates under a written charter, which was adopted on August 17, 2004 and was subsequently amended and restated in October 2013. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the amended and restated charter can be viewed on our website at www.AmericanCampus.com. The Report of the Audit Committee is set forth on page 46 of this Proxy Statement.
The Audit Committee’s responsibilities include assisting the Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the Audit Committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the Audit Committee has the sole authority to appoint and replace the independent auditors, who report directly to the Audit Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us. The Audit Committee met nine times in 2016.
Executive Committee. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which in 2016 consisted of Messrs. Bayless (Chair), Lowenthal and Oles and Ms. Donnell, has the authority to approve, subject to certain limitations, acquisitions, financings and dispositions and to authorize the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money, and to exercise generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under our articles of incorporation, bylaws or applicable law. The Executive Committee did not meet in 2016.
Compensation Committee. During 2016, the members of the Compensation Committee were Messrs. Walker (Chair), Lopez and Lowenthal. Each member of the Compensation Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Compensation Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.AmericanCampus.com. The Compensation Committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for executive officers. The Compensation Committee met five times in 2016.
Nominating and Corporate Governance Committee. During 2016, the members of the Nominating and Corporate Governance Committee were Messrs. Luck (Chair) and Lowenthal and Ms. Donnell. Each member of the Nominating and Corporate Governance Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Nominating and Corporate Governance Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.AmericanCampus.com. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board in promoting our and our stockholders’ best interests through the implementation of sound corporate governance principles and practices. The Nominating and Corporate Governance Committee is also responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next Annual Meeting, (ii) developing and recommending to the Board a set of corporate governance principles applicable to us, and (iii) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met four times in 2016.
Risk Committee. During 2016, the members of the Risk Committee were Ms. Donnell (Chair) and Messrs. Lopez and Luck. Each member of the Risk Committee is independent, as “independence” is defined by the New York Stock Exchange. The Risk Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.AmericanCampus.com. The responsibilities of the Risk Committee include assisting the Board in its oversight of the Company’s risk-management framework, including its key strategic and operational risks. The Risk Committee met two times in 2016.
Consideration of Director Nominees
The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of our common stock. Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws.
The Chairman of the Board or the Chief Executive Officer or Board of Directors may call a special meeting of the stockholders. We will call a special meeting of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in our bylaws.
The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons. While the Nominating and Corporate Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.
Each of the current directors has been nominated for election as director at the 2017 Annual Meeting, other than Mr. Walker, who has retired from the Board effective as of the time of the 2017 Annual Meeting.

GOVERNANCE OF THE COMPANY
Board Independence and Meetings
Board Governance Documents. The Board maintains charters for all committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics. To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.AmericanCampus.com. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices. The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.
Independence. Currently, the Board has nine directors. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that eight current directors (Messrs. Chandlee, Dawson, Lopez, Lowenthal, Oles, Luck and Walker and Ms. Donnell) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, the Board has a majority of independent directors on the Board (and will continue to have a majority of independent directors after the retirement of Mr. Walker from the Board) as required by the listing requirements of the New York Stock Exchange.
Executive Sessions. Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management or management directors. These executive sessions typically occur after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled. The presiding director of these executive sessions is Mr. Lowenthal.
Meetings. The Board of Directors met four times in 2016. All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2016. All directors are encouraged to attend our Annual Meeting. All the persons then serving as members of the Board attended the 2016 Annual Meeting.
Board Leadership Structure; Separate Independent Chairman of the Board
Since our IPO in 2004, we have separated the roles of Chief Executive Officer and Chairman of the Board. Currently, Mr. Lowenthal serves as the Chairman of the Board and Mr. Bayless serves as a director and Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for us at this time because it makes the best use of Mr. Lowenthal’s skills and experience gained over a distinguished career, including as a founder and President of Wellsford Real Properties, Inc.
Board’s Role In Risk Oversight
The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, health, safety and environment, and reputational risks. The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors (for example, the head of Internal Audit meets in executive session with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board
Strategic, financial and execution risks and exposures associated with annual operating and long term strategic plans, major litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to programs and policies relating to corporate governance and succession planning.
Compensation Committee	Risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans.
Risk Committee
Our risk governance structure, risk assessment and risk management practices and guidelines, policies and processes for risk assessment and risk management, including those related to our cyber systems, assets and controls, as well as our risk appetite and strategy relating to key risks, including those related to cybersecurity, guidelines, policies and processes for assessing, managing, monitoring and mitigating such risks, plans for detecting, responding to and mitigating security breaches, and crisis management policies and procedures.

Director Qualifications; Limits on Board Service
The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications. The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholders.
The Board recognizes that its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Board. To that end, individuals who serve on more than six other public company boards will not normally be asked to join the Board unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Board.
Term Limits; Retirement Age
The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday. However, the Board may approve exceptions to this practice when it believes it is in our interest to do so. The Board does not believe it should establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of us, our stockholders and the Board. The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our operations and, therefore, provide an increasing contribution to the Board as a whole.

Board and Committee Evaluations
Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively. The reviews focus on the performance of the entire Board or the respective committee. In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board’s or the committee’s performance. The Board also reviews the Nominating and Corporate Governance Committee’s recommendations concerning the performance and effectiveness of the Board and each of its committees. The Nominating and Corporate Governance Committee will also review the individual performance of a director as circumstances warrant.
Number of Directors; Director Vacancies
Our bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors. The tenure of office of a director will not be affected by any decrease in the number of directors. Our bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors. Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our stockholders. Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.
Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business
Our charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended only by a majority of our directors.
Our charter provides that we may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:

•
the merger will merge one of our 90% or more owned subsidiaries into us without amending our charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of our Board of Directors and the board of directors of the subsidiary is necessary);

•	we are the successor corporation in a share exchange (in which case only the approval of our Board of Directors is necessary); or

•
we are the survivor in the merger and the merger does not change the terms of any class or series of our outstanding stock, or otherwise amend our charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of our Board of Directors is necessary).

Guidelines on Governance and Codes of Ethics
The Board has adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

The Board of Directors has also adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.
You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on our website at www.AmericanCampus.com.
Stockholder Outreach and Input
Engagement and transparency with our stockholders help us gain useful feedback on a wide variety of topics, including governance, compensation, stockholder communication, board composition, stockholder proposals, business performance and operations. This information is shared regularly with management and the Board and considered in the processes that set our governance practices and strategic direction. We also focus on stockholder feedback to better tailor the public information we provide to address the interests and inquiries of our stockholders.
We interact and communicate with stockholders through a number of forums, including quarterly earnings presentations, SEC filings, annual meeting, investor conferences and web communications. Management's outreach efforts during 2016 included meetings with stockholders representing in the aggregate over 50% of our outstanding common stock and presentations by senior management at investor conferences.
Stockholders and interested parties who wish to communicate with any member of the Board of Directors may do so in writing to the following address:
Mr. Edward Lowenthal
Chairman of the Board
c/o American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
Mr. Lowenthal will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Lowenthal will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Lowenthal will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.
Stock Ownership Guidelines
To further support our goal of achieving a strong link with stockholders, directors are strongly encouraged to purchase and hold shares of our common stock with a market value equal to or greater than $250,000 within three years of their election to the Board and senior officers (which currently total 27 persons) are strongly encouraged to purchase and hold shares of the Company’s common stock having a market value equal to or greater than the following amounts within three years of becoming a senior officer:

Chief Executive Officer	6 times annual base salary
President or Executive Vice President	3 times annual base salary
Senior Vice President	1 times annual base salary
Operating partnership units, options, restricted stock awards, units subject to vesting, settlement or forfeiture, and shares held in our deferred compensation plan count towards the recommended levels. Once a director or senior officer meets the stock ownership guidelines, periodic market declines in the value of the Company’s common stock will not adversely affect any previous determination by the Board that the stock ownership guidelines had been met by the director or senior officer. In addition, senior officers must hold, and may not sell, any vested restricted stock awards until the applicable stock ownership guideline has been met. As of the record date all directors and senior officers were in compliance with the stock ownership guidelines.
Short Selling, Hedging and Pledging Prohibitions
Our directors and officers may not make “short sales” of any of our equity securities. “Short sales” are defined as sales of securities that the seller does not own at the time of the sale, or, if owned, securities that will not be delivered for a period longer than 20 days after the sale. In addition, our directors and officers may not engage in transactions in derivatives of our equity securities, including hedging transactions.
Our directors and executive officers may not pledge any of our equity securities.
Repricing Prohibition
Our Corporate Governance Guidelines prohibit the repricing of options to purchase our common stock. The exercise price for options will not be lowered even if the current market price of our common stock is below the exercise price. To date, the Company has not issued any stock options.
Management Succession
Pursuant to our Guidelines on Governance, the Board has undertaken appropriate succession planning for our chief executive officer and other executive officers, including policies and principles for selection and performance review for the chief executive officer, as well as policies regarding succession in case of emergency or the retirement of the chief executive officer. The Nominating and Corporate Governance Committee has reviewed our succession plans and reported on them to the Board. This process resulted our separating the roles of President and Chief Executive Officer in January 2017, with Bill Bayless remaining as Chief Executive Officer and Jim Hopke being promoted to the position of President.

EXECUTIVE OFFICERS
Our executive officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. The following executive officers are not directors. For information regarding William C. Bayless, Jr., Chief Executive Officer, see “Board of Directors – Board Composition.”
Jennifer Beese has served as Executive Vice President and Chief Operating Officer since January 2017. Jennifer served as Executive Vice President-Operations and Marketing from October 2014 to January 2017, as Executive Vice President-Operations and Leasing from November 2013 to October 2014 and as Senior Vice President of Leasing Administration from November 2007 to November 2013. Jennifer joined us in November 1999, previously holding the position of Vice President of Leasing Administration. From 1994 to 1999, she held various property management positions with JPI. Jennifer holds a B.A. in History from Texas A&M University. Age:  43.
Jorge de Cárdenas has served as Executive Vice President and Chief Technology Officer since May 2015. He served as Senior Vice President and Chief Technology officer from March 2012 to May 2015 and as Senior Vice President of Information Technology from August 2005 to March 2012, and joined our predecessor entities in January 2004 as Vice President of IT. Prior to joining us, Jorge served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market. Jorge began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Jorge was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc. Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing. Jorge received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University. Age: 53.
Jonathan A. Graf has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer since November 2007, and will resign from such position effective as of March 31, 2017 and retire effective as of June 30, 2017. Jon joined the company in 2004 shortly after its initial public offering, bringing more than 10 years of public company accounting, compliance and regulatory experience. Prior to joining us, he served as Vice President and Controller at Southern Union Company. From 1988 until 1994, he was an audit manager and information systems auditor at Ernst & Young LLP. Jon received a B.A. in Accounting from Texas A&M University and is a Certified Public Accountant. Age: 51.
James C. Hopke, Jr. has served as President since January 2017. Jim served as Executive Vice President and Chief Operating Officer from October 2014 to January 2017, as Executive Vice President-Asset Management from November 2013 to October 2014, as Executive Vice President-Project Management and Construction from November 2007 to November 2013 and as Executive Vice President and Chief Investment Officer from May 2005 to November 2007. From November 2002 to April 2005, Jim served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of our predecessor entities. Jim was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Jim received a B.S. in Administrative Management from Clemson University. Age: 55.
Daniel B. Perry has served as Executive Vice President-Capital Markets since May 2011 and will be Executive Vice President, Chief Financial Officer, Secretary and Treasurer effective as of March 31, 2017. Daniel served as Senior Vice President-Capital Markets from November 2007 to May 2011 and as Vice President of Investments from February 2005 to November 2007. From 2002 to 2005, Daniel held positions in the investment banking division of Citigroup Global Markets, where he assisted with the successful completion of our initial public offering in 2004. From 1996 to 2001, he worked in the corporate finance divisions of BNP Paribas and NationsBank. Daniel holds a B.A. in Finance and Accounting from Texas A&M University and a M.B.A. from NYU’s Stern School of Business. Age: 43.
William W. Talbot has served as Executive Vice President and Chief Investment Officer since November 2012 and currently oversees our acquisitions, dispositions, off campus development and on campus public–private partnership development functions. William served as Executive Vice President-Investments from May 2011 to November 2012 and Senior Vice President-Investments from August 2005 to May 2011. William joined us in August 2001 as Director of Acquisitions and has served in various capacities, including Director of Asset Management and Vice President of Investments. Prior to joining us, William was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc.

from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients. William received a B.A. in Economics and Spanish from Vanderbilt University. Age: 42.
Kim K. Voss has served as Executive Vice President, Chief Accounting Officer and Assistant Secretary since January 2017. Kim served as Executive Vice President and Controller from May 2015 to January 2017 and is responsible for the company’s accounting and financial reporting functions, including SEC reporting and technical accounting. She served as Senior Vice President and Controller from November 2007 to May 2015 and joined ACC in 2004 to help lead the company’s accounting department through our initial public offering and transition to a publicly traded company. Kim began her career as an auditor with Arthur Andersen LLP in San Francisco, where her client base consisted primarily of REITs and other real estate entities. Prior to joining ACC, she served as an Assistant Controller with AMB Property Corporation (now Prologis.) A Certified Public Accountant, Kim holds Bachelor of Business Administration and Master in Professional Accounting degrees from the University of Texas at Austin. Age: 41.
James E. Wilhelm III has served as Executive Vice President, Public-Private Transactions since January 2009 and spearheads our American Campus Equity (ACE™) program. From July 2007 to January 2009, he was Senior Vice President, Public-Private Transactions. From June 2003 to July 2007, Jamie worked for RBC Capital Markets’ public finance department where he served as the managing director of the higher education sector. Prior to that time, he was a managing director with Banc One Capital Markets (currently JPMorgan Capital Markets) and held positions at McDonald & Company Securities (currently KeyBanc Capital Markets) and The Ohio Company (currently Fifth Third Capital Markets). Jamie is a graduate of Miami University with a B.S. in Finance. Age: 53.

SECURITY OWNERSHIP
The following table sets forth the number of all shares of our common stock beneficially owned by each director, by each of our named executive officers, by each person known to us to beneficially own 5% or more of our outstanding common stock, and by all directors and executive officers as a group on March 13, 2017, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting power and sole dispositive power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group	20,134,144	(1)	15.0%
BlackRock, Inc.	14,653,508	(2)	10.9%
Cohen & Steers, Inc./Cohen & Steers Capital Management, Inc.	10,122,893	(3)	7.5%
Vanguard Specialized Funds - Vanguard REIT Index Fund	9,902,742	(4)	7.4%
William C. Bayless Jr.	342,823	(5)	*
Jonathan A. Graf	142,476	(6)	*
William W. Talbot	80,455	(7)	*
James C. Hopke, Jr.	60,448	(8)	*
Daniel B. Perry	57,295	(9)	*
Edward Lowenthal	26,713	(10)	*
Cydney C. Donnell	15,099		*
G. Steven Dawson	14,903	(11)	*
Oliver Luck	8,982		*
Winston W. Walker	7,700	(12)	*
C. Patrick Oles, Jr.	6,201	(13)	*
Dennis G. Lopez	4,903	(14)	*
Blakeley W. Chandlee III	2,149		*
All directors and executive officers as a group (17 persons)	895,676	(15)	*

*	Less than one percent.

(1)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2016. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group possessed sole voting power over 244,656 shares, shared voting power over 153,126 shares, sole dispositive power over 19,909,747 shares and shared dispositive power over 224,397 shares.

(2)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. possessed sole voting power over 14,045,936 shares and sole dispositive power over 14,653,508 shares.

(3)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2016. The address of each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017 Each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. possessed sole voting power over 6,366,765 shares and sole dispositive power over 10,122,893 shares.

(4)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2016. The address of Vanguard Specialized Funds - Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds - Vanguard REIT Index Fund possessed sole voting power over 9,902,742 shares.

(5)
Includes 181,580 restricted stock awards (“RSAs”) and 52,500 common units of limited partnership interest in our operating partnership (“Common Units”). Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(6)
Includes 60,451 RSAs and 7,500 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock. Also includes 1,935 shares held in our deferred compensation plan with respect to which the trustee has voting rights.

(7)	Includes 52,135 RSAs and 3,800 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(8)	Includes 48,492 RSAs. Also includes 1,935 shares held in our deferred compensation plan with respect to which the trustee has voting rights.

(9)	Includes 31,604 RSAs.

(10)	Includes 5,437 shares held in our deferred compensation plan with respect to which the trustee has voting rights.

(11)
Includes 3,000 shares held in an individual retirement account for the benefit of Mr. Dawson’s spouse. Mr. Dawson, however, disclaims beneficial ownership of all of the foregoing shares. Also includes 4,903 shares held in our deferred compensation plan with respect to which the trustee has voting rights.

(12)	Includes 1,800 shares held in an individual retirement account for the benefit of Mr. Walker’s spouse. Mr. Walker disclaims beneficial ownership of such shares.

(13)	Includes 4,903 shares held in our deferred compensation plan with respect to which the trustee has voting rights.

(14)	Includes 4,903 shares held in our deferred compensation plan with respect to which the trustee has voting rights.

(15)
Includes 456,861 RSAs, 67,100 Common Units that are immediately redeemable for cash or, at our election, an equal number of shares of our common stock and 24,681 shares held in our deferred compensation plan with respect to which the trustee has voting rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2016, we believe that all SEC filing requirements applicable to our directors, officers and beneficial owners of more than 10% of our common stock were complied with in 2016.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee of American Campus Communities, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Winston W. Walker, Chairman
Dennis G. Lopez
Edward Lowenthal

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by the Compensation Committee. The CD&A focuses on the compensation of our Named Executive Officers for 2016, who were:

Name	Title*
William C. Bayless, Jr.	President and Chief Executive Officer
Jonathan A. Graf	Executive Vice President, Chief Financial Officer
James C. Hopke, Jr.	Executive Vice President, Chief Operating Officer
William W. Talbot	Executive Vice President, Chief Investment Officer
Daniel B. Perry	Executive Vice President, Capital Markets

*
The titles above were effective during all of 2016. Effective January 10, 2017, Mr. Bayless became Chief Executive Officer and Mr. Hopke became President. Effective March 31, 2017, Mr. Graf will resign as an officer and Mr. Perry will become Executive Vice President, Chief Financial Officer.

As in previous years, we awarded compensation to our Named Executive Officers for 2016 based on compensation policies that closely link compensation to performance. These policies, in planned combination, generate rewards for achievement of high-level company and individual performance and discourage excessive short-term risk taking. We believe this balance is essential to align management with the long-term interests of our stockholders.
Executive Summary
Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.
2016 Performance
The Compensation Committee views performance for compensatory purposes in two primary ways: (1) financial and operating performance, including results against our growth targets, and (2) returns to stockholders over time, both on an absolute basis and relative to other companies, including our compensation peer group (see “Compensation Consultant and Benchmarking”).
We delivered strong strategic, financial and operating performance in 2016. The 2016 compensation decisions made by the Compensation Committee reflected our high level of achievement overall with respect to the pre-established measures and goals under our annual cash and long-term equity incentive plans and the performance and contributions of our Named Executive Officers to our financial and operating performance during the year.
Financial and Operating Performance. Our 2016 financial and operating performance highlights included the following:

•	Produced FFOM growth of 10.6% over 2015 from $269.3 million or $2.36 per fully diluted share to $297.7 million or $2.27 per fully diluted share.

•	Increased same store wholly-owned NOI by 3.4% over the year ended December 31, 2015.

•	Improved our 2016 same store operating margin to 54.2% from 54.0% in 2015.

•	Achieved a year 1 going-in yield of approximately 5.7% on 2016 developments and a year 2 yield of over 6.8% on 2015 developments.

•
Achieved quality external growth of $750.4 million during 2016, through the commencement of construction on owned developments both on and off campus, and mezzanine pre-sale developments, and acquisitions closed during 2016.

•	Completed significant capital recycling activities with the disposition of 21 non-core assets totaling $581.8 million.

•	Re-leased our wholly-owned portfolio with a 3.9% growth in rental rates and occupancy.
A reconciliation of net income to FFOM and NOI for the year ended December 31, 2016 is contained in our 2016 Annual Report on Form 10-K and in our earnings release furnished on a Current Report on Form 8-K filed on February 21, 2017.
This CD&A discusses our company, its business and individual measures used in assessing performance. These measures are discussed in the limited context of our executive compensation program. You should not interpret them as statements of our expectations or as any form of guidance by us. We caution and urge you not to apply the statements or disclosures we make in this CD&A in any other context.
Returns to Stockholders. Our history of increasing our dividend and delivering sustained, superior returns to stockholders continued in 2016 with the following:

•
We delivered TSR of 24.67% in 2016, which outperformed the RMS Index (MSCI US REIT Index) of 8.6%, TSR of 73.25% for the three-year period ended December 31, 2016 and TSR of 161.67% for the ten-year period ended December 31, 2016.

•	For the period since our IPO in 2004, we delivered TSR of 389%, outperforming the RMS index of 204%.

•
We paid our stockholders an annualized cash dividend of $1.68 per share in 2016, which represents an increase of 5% over 2015. This follows the increases to our dividends of 5.3% in 2015 and 5.6% in 2014.

2016 Executive Compensation
In 2016, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2016, the Compensation Committee rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans. In 2016, we delivered excellent strategic, financial and operating performance, including margin improvement in same store properties, leading the sector in leasing for the 12th straight year, setting the stage for the 13th consecutive year of positive same store rental growth into 2017, producing positive same store NOI for the 12th straight year and each and every year of being a public company, and producing FFOM growth of 10.6% over the prior year.
The Compensation Committee considered all of the factors established under our executive compensation program for 2016 and has discretion to consider other relevant factors, although it places the greatest significance on the achievements noted in the “2016 Performance” section above.
The table below sets forth total direct compensation (base salary + annual cash incentive award + long-term equity incentive award) of each of our Named Executive Officers for 2016, 2015 and 2014, consistent with the manner in which the Compensation Committee evaluates executive compensation and pay-for-performance alignment.
SUPPLEMENTAL COMPENSATION TABLE REFLECTING OUR RETROSPECTIVE LONG-TERM INCENTIVE PLAN

Name	Performance Year	Salary	Annual Cash Incentive Award	Value of Long-Term Equity Incentive Award	Total Direct Compensation (1)
William C. Bayless, Jr.	2016	$760,000	$1,100,000	$3,300,000	$5,160,000
	2015	750,000	975,000	2,500,000	4,225,000
	2014	530,400	925,000	2,500,000	3,955,400

Jonathan A. Graf	2016	$405,000	$575,000	$1,250,000	$2,230,000
	2015	400,000	475,000	800,000	1,675,000
	2014	360,500	475,000	700,000	1,535,500

James C. Hopke, Jr.	2016	$400,000	$500,000	$1,000,000	$1,900,000
	2015	350,000	450,000	800,000	1,600,000
	2014	261,900	400,000	600,000	1,261,900

William W. Talbot	2016	$370,000	$500,000	$1,000,000	$1,870,000
	2015	350,000	450,000	800,000	1,600,000
	2014	288,400	425,000	650,000	1,363,400

Daniel B. Perry	2016	$282,500	$350,000	$525,000	$1,157,500
	2015	275,000	325,000	500,000	1,100,000
	2014	242,000	300,000	500,000	1,042,000

(1)
Total direct compensation consists of base salary, annual cash incentive awards and long-term equity incentive awards for the respective performance year. It does not include amounts shown in the “All Other Compensation” column of the 2016 Summary Compensation Table on page 35 of this Proxy Statement.

As discussed more fully below, increases in base salaries above reflect a combination of promotions, increases in responsibilities, and the selection of a new representative peer group in December 2014 as a result of our growth (from 2011 to 2014 total assets increased 94%). The value of the annual cash incentive award and long-term equity incentive awards above took into account our performance with consideration of the peer group in place during such performance year, as discussed more fully below.
This table differs from compensation reported in the 2016 Summary Compensation Table in that it reflects the value of our Named Executive Officers’ long-term equity incentive awards in the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2017 for 2016 performance are shown in the table above as 2016 compensation). While compensation reported in the 2016 Summary Compensation Table is useful, the SEC’s disclosure rules do not take into account the retrospective nature of our executive compensation program and therefore create a one-year lag between the value of our Named Executive Officers’ long-term equity incentive awards and the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2017 for 2016 performance will not be shown in the Summary Compensation Table until our 2018 Proxy Statement as 2017 compensation). This table supplements, and does not replace, the 2016 Summary Compensation Table.
2016 Base Salary. Following a review of compensation data for peers with substantially similar roles and responsibilities (as described below under “Compensation Consultant and Benchmarking”), Messrs. Bayless, Graf, Hopke and Talbot received an increase in base salary for 2016 to generally remain at the market average. Mr. Perry’s 2016 base salary was determined based on his responsibilities and similar positions within the REIT industry.
2016 Annual Cash Incentive Awards. Cash incentive awards granted to our Named Executive Officers for 2016 performance were earned between the target and high levels of their respective base salaries based on our performance with respect to pre-established company financial measures, as further described below in the “Annual Cash Incentive Compensation” section.
2016 Long-Term Equity Incentive Awards. Long-term equity incentive awards granted in the form of restricted stock to our Named Executive Officers in 2017 for 2016 performance were between the target and high levels based on our performance with respect to pre-established quantitative measures, as further described below in the “Long-Term Equity Incentive Compensation” section.
Compensation Policies and Practices—Good Governance
Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, in 2016 our Board maintained the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:

•
The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards that contain a blend of metrics promoting responsible growth and risk management.

•
Our Named Executive Officers’ incentive award opportunities are capped, and the value of awards to C-level officers is determined based on the Compensation Committee’s assessment of performance with respect to multiple quantitative performance measures, including absolute and relative TSR, FFOM and NOI, that promote stockholder value.

•
The long-term equity incentive awards earned by our Named Executive Officers for prior-year performance have time-based vesting schedules to enhance retention and alignment with long-term stockholder value.

•	The competitiveness of our executive compensation program is assessed by comparison to a group of peer companies that are comparable to us.

•	The Compensation Committee is comprised solely of independent directors and engages an independent compensation consultant to advise on matters related to our executive compensation program.

•	We prohibit single-trigger change of control benefits and new tax gross-up arrangements.

•
We maintain meaningful stock ownership guidelines for our executive officers and non-employee directors that promote a long-term stockholder perspective and prohibit senior officers from selling vested restricted stock awards until the applicable stock ownership guideline has been met.

•	The Compensation Committee annually reviews and assesses the potential risks of our compensation policies and practices for all employees.

•
Our recoupment policy enables the Compensation Committee to “claw back” incentive compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements as a result of misconduct by our Named Executive Officers.

•	Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.

•
Our securities trading policy prohibits our senior officers and directors from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans.

2016 Advisory Vote on Executive Compensation and Changes to 2016 Compensation Program
We submit an advisory vote to approve our executive compensation to our stockholders on an annual basis. At our 2016 Annual Meeting of Stockholders, holders of approximately 84% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. We believe the continued support for our compensation program in 2016 reflects:

•	the strong alignment between our executive pay and performance over long time periods; and

•	the quantitative alignment between our executive pay and performance, as measured by stockholder advisory groups.
The Compensation Committee has also continued to evaluate our overall executive compensation program and believes that it is well designed to achieve our objectives of attracting, retaining and motivating talented executives and rewarding superior performance in the context of our business risk environment. Accordingly, notwithstanding the fact that our long-term equity incentive awards had historically been 100% performance-based, the Compensation Committee modified our 2016 long-term incentive plan such that 50% of the value of the C-level officers’ long-term equity incentive awards was determined based on achievement of the pre-established performance metrics, including absolute and relative TSR, quantitative measures not subject to Compensation Committee discretion.
Objectives of Our Compensation Program
We recognize that effective compensation strategies are critical to recruiting, incenting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

•	attract, retain and motivate talented executives;

•	reward performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

•	provide balanced incentives that discourage excessive risk-taking;

•	retain sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

•
evaluate performance by balancing consideration of those measures that management can directly and significantly influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

•	encourage executives to become and remain long-term stockholders of our company; and

•	maintain compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.
We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key financial and strategic goals that create long-term stockholder value.
Compensation Consultant and Benchmarking
The Compensation Committee retained FPL Associates L.P. (“FPL”) as its independent compensation consultant to advise it on matters related to compensation levels and program design. At the time of engagement, the Compensation Committee reviewed independence, determined that FPL met the independence criteria under the Compensation Committee charter and determined that FPL’s engagement raised no conflict of interest.
For 2016, the Compensation Committee compared the total compensation of certain executive officers with that of the respective executive officers of a peer group comprised of 15 public real estate companies that are either focused on multifamily and/or student housing or as to which we are of comparable size and/or total stockholder return. The peer group is as follows (Home Properties, Inc. was removed from the prior year peer group as the company was purchased in late 2015.):

Apartment Investment and Management Company	Federal Realty Investment Trust
Ashford Hospitality Trust, Inc.	Mid-America Apartment Communities, Inc.
AvalonBay Communities, Inc.	Monogram Residential Trust, Inc.
Camden Property Trust	Post Properties, Inc.
Corporate Office Properties Trust	Tanger Factory Outlet Centers, Inc.
Education Realty Trust, Inc.	UDR, Inc.
Equity Residential	Weingarten Realty Investors
Essex Property Trust, Inc.
In determining 2016 compensation targets for our Named Executive Officers, other than Mr. Perry, the Compensation Committee considered the competitive positioning of our executive compensation levels relative to compensation data for the peer companies with respect to the following components of pay: base salary; total annual compensation (base salary plus annual incentive awards); long-term equity incentives (annualized expected value of long-term equity incentive awards); and total direct compensation (base salary plus annual incentive awards and annualized expected value of long-term equity incentive awards). Consistent with our compensation philosophy, the Compensation Committee generally targeted the median of the peer companies for each of these components and for total direct compensation. Our 2016 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual cash and long-term equity incentive awards. We believe this methodology is appropriate for our operating style and reflects the need to attract and retain top executive talent.
Compensation Mix
Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, our compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards granted based on past performance that vest over time. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, the vesting schedule is designed to provide additional retention benefits and create greater alignment with stockholders. The current 5-year RSA vesting that the Company utilizes creates significant future long-term alignment with stockholders. On the date that RSAs are granted to our Named Executive Officers, the share price on the date of grant determines the number of shares awarded. On each future vesting date the share price on such date determines the taxable value of the award actually received by the Named Executive Officer. Thus future decreases or increases in the value of the Company’s stock price upon vesting diminishes or increases, respectively, the initial grant value of the RSAs received.
The following charts illustrate each Named Executive Officer’s base salary, annual cash incentive compensation and annual long-term equity incentive compensation as a percentage of his total direct compensation for 2016. Mr. Bayless’ target total compensation reflects a heavier weight on long-term equity incentive compensation because the Compensation Committee believes that, due to his leadership role as our Chief Executive Officer, his compensation structure should reflect even greater alignment with our stockholders.

		Performance Based Incentive Compensation
	Base Salary	Cash Incentive Compensation	Long-Term Equity Incentive Compensation
William C. Bayless, Jr.	15%	21%	64%
Jonathan A. Graf	18%	26%	56%
James C. Hopke, Jr.	21%	26%	53%
William W. Talbot	20%	27%	53%
Daniel B. Perry	24%	30%	46%

Elements of Our Compensation Program
For 2016, the compensation provided to our executive officers consisted of the same elements generally available to our non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits.
Base Salary. The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the peer companies, but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within our company as compared to the benchmark data. The Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value.
In determining 2016 base salaries for our Named Executive Officers, the Compensation Committee analyzed base salary information of the peer companies. Although the Compensation Committee periodically considers information from REIT industry and other compensation surveys, it places primary emphasis on publicly available data from the peer companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

For 2016, the Compensation Committee approved the following base salary increases for our Named Executive Officers:

	Base Salary		Year-Over-Year % Change
	2016	2015
William C. Bayless, Jr.	$760,000	$750,000	1%
Jonathan A. Graf	$405,000	$400,000	1%
James C. Hopke, Jr.	$400,000	$350,000	14%
William W. Talbot	$370,000	$350,000	6%
Daniel B. Perry	$282,500	$275,000	3%
The increase to Mr. Hopke’s salary reflects a change in his position.
Annual Cash Incentive Compensation. We provide our Named Executive Officers with an annual opportunity to earn cash incentive awards. For each Named Executive Officer, other than Mr. Perry, whose award was based on the Compensation Committee’s judgment of his overall performance and the performance of the group over which he has direct responsibility, the awards were based on the achievement of FFOM and NOI as compared to our stated earnings guidance. The determination included the consideration of the achievement of the transactional, operational, financial and strategic objectives that served as the underlying assumptions in our stated earnings guidance, as set forth below, with the award opportunity being 50% of base salary for achieving the lower end of our guidance, between 75%-125% of base salary for achieving the target goal and up to 200% of base salary for achieving the maximum goal:

	Goals
	Threshold	Target	Maximum	Performance
Performance Measures
FFOM	$2.14	$2.22	$2.30	$2.27

NOI	$384.2 million	$398.2 million	$409.3 million	$401.3 million

	Award Opportunity (% of base salary)
	50%	75%-125%	up to 200%

Underlying Assumptions to Earnings Guidance
Same store NOI growth for full year 2016 compared to 2015	2.0%	n/a	3.8%	3.4%

Same store operating margin	53.6%	n/a	54.1%	54.2%

Year 1 yields on 2016 developments	n/a	6.00%	n/a	5.68%

Year 2 yields on 2015 developments	n/a	6.25%	n/a	6.83%

External growth during 2016 through the commencement of construction on owned developments, mezzanine pre-sale developments and acquisitions closed during 2016	$425.8 million	n/a	$567.1 million	$750.4 million

Dispositions during 2016	$200 million	$400 million	$600 million	$581.8 million

Re-leasing our same store wholly-owned assets for the 2016/2017 academic year to provide revenue growth over the 2015/2016 academic year	2.75%	n/a	3.25%	3.90%

As a result of the achievement of the majority of these goals between the target and maximum goals, and with respect to Mr. Perry’s strong 2016 performance, the Compensation Committee made the following cash incentive awards for 2016:

	Award	% of Base Salary
William C. Bayless, Jr.	$1,100,000	145%
Jonathan A. Graf	$575,000	142%
James C. Hopke, Jr.	$500,000	125%
William W. Talbot	$500,000	135%
Daniel B. Perry	$350,000	124%

Long-Term Equity Incentive Compensation.
Prior to the 2016 performance period, the long-term incentive award performance metrics approved by the Compensation Committee related entirely to specific focus areas that aligned with our business strategy and then current market conditions. While performance with respect to some of the metrics could be measured objectively, the absence of rigid goals and formulaic determinations of performance allowed management to adjust to meet rapidly changing market and business conditions and to act in the best interests of our company to create, and preserve, long-term value for our stakeholders. This flexibility has been uniquely important to us because of the nature of the student housing real estate industry, our historically high volume of development and acquisition activity, and the value to our business of timely and effective capital markets execution in a rapidly changing and volatile environment. The Compensation Committee believes that rigid goals and formulaic determinations of performance may increase compensation risk by encouraging a narrow focus that may be inappropriate in light of these industry and strategic considerations and, for that reason, retained discretion within a pre-approved framework of financial, operational and strategic performance metrics under the long-term incentive plan to evaluate performance qualitatively in the event that actual performance and its effect on stockholder value were higher or lower than a strict quantitative approach might suggest. The Compensation Committee believes that this approach was instrumental in driving consistent, superior total returns to our stockholders and limiting risk in our executive compensation program.
In late 2015 and early 2016, the Compensation Committee and the independent members of the Board reviewed a market study prepared by FPL focused on long-term incentive plan design and, in that context, assessed the level of discretion permitted in evaluating long-term performance achieved by our Named Executive Officers, other than Mr. Perry. Based on this assessment, feedback from our stockholders and the recommendations of FPL, the Compensation Committee modified our 2016 long-term incentive plan such that 50% of the value of such Named Executive Officers’ long-term equity incentive awards was determined based on achievement of the pre-established quantitative performance metrics described below that are not subject to Compensation Committee discretion. However, due to the importance of maintaining flexibility in the evaluation of long-term performance, as discussed above, the Compensation Committee retained discretion with respect to specific financial, operational and strategic performance factors to determine the other 50% of the 2016 long-term equity incentive awards. Although the Compensation Committee retained discretion to determine overall performance under this portion of the long-term incentive plan, many of the specific performance factors were evaluated based on objective, quantifiable measures, including three-year absolute and relative TSR, corporate metrics such as NOI, revenue growth and operating margins, corporate strategic initiatives and individual/business unit performance.
The Compensation Committee believes that this 50/50 split between a formulaic evaluation of performance and a more qualitative evaluation provided the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking for the 2016 performance period. For future performance periods, the Compensation Committee will continue to evaluate our long-term incentive plan in the context of our overall executive compensation program, our business needs and feedback from our stockholders.
Unlike other companies that grant equity awards on a prospective basis prior to performance, our long-term equity incentive plan is retrospective in nature, such that equity awards are granted following the satisfaction of specified performance goals. Similar to our annual cash incentive awards, the grant and value of our long-term equity incentive awards are approved at the beginning of each fiscal year and determined solely by performance achieved through the preceding fiscal year. If threshold performance has not been achieved with respect to a performance goal for a particular performance period, the portion of the long-term equity incentive awards based on that performance goal is not granted for that period. Therefore, at the time of their grant, our long-term equity incentive awards have been fully earned and are not subject to additional performance-based vesting requirements. Although these awards do vest over multiple years to provide additional retention benefits and create greater alignment with stockholders, the Compensation Committee believes that the imposition of performance-based vesting requirements would be inequitable and hinder the competitiveness of our executive compensation program. Because of the retrospective nature of our long-term equity incentive plan and the SEC’s disclosure rules, the 2017 long-term equity incentive awards granted to our Named Executive Officers do not appear in the 2016 Summary Compensation Table, but will be reflected in next year’s Summary Compensation Table as RSAs granted in 2017.
Award Determination. Awards for 2016 under the program are expressed as a fixed dollar amount and at threshold, target and high levels as follows, based on the objective and subjective criteria for 2016 set forth below, and are granted in the form of RSAs. To determine the number of RSAs, the dollar value of the earned award will be converted into the number of RSAs based on the closing price of our common stock on the date of grant.
Long-Term Incentive Opportunity

	Percentage of 2016 Base Salary			Dollar Value
Executive	Threshold	Target	High	Threshold	Target	High
William C. Bayless, Jr.	150%	300%	600%	$1,140,000	$2,280,000	$4,560,000
Jonathan A. Graf	100%	200%	400%	$405,000	$810,000	$1,620,000
James C. Hopke, Jr.	100%	200%	400%	$400,000	$800,000	$1,600,000
William W. Talbot	100%	200%	400%	$370,000	$740,000	$1,480,000

Performance Criteria. Awards for 2016 were earned based on the achievement of the following performance metrics and goals approved by the Compensation Committee in early March 2016, based on the following relative weighting for each performance metric:

		Targets			Actual
Metric	Weighting	Threshold	Target	High	Performance
2016 Absolute TSR	20%	4%	8%	12%	24.67%

2016 Relative TSR vs. MSCI US REIT Index*	20%	25th percentile	50th percentile	75th percentile	64th percentile (unweighted); 90th percentile (weighted)

2016 FFOM per Share	10%	$2.14	$2.22	$2.30	$2.27
Objective Criteria	50%

Subjective Criteria	50%	Subject to the determination of the Compensation Committee
	100%

*    The relative TSR comparison will be against the total return version of the MSCI US REIT Index (RMS).

To the extent that performance falls between two levels with respect to any metric, linear interpolation was applied. If actual performance did not meet the threshold requirement, no awards were earned for the applicable metric. If our actual performance is above the maximum for a metric, the award will be the maximum number for the participant’s opportunity.

GOAL 1: Absolute Total Stockholder Return
Why does this measure matter? TSR is the most direct measure of our creation and preservation of stockholder value.
Result: Maximum Performance. We delivered TSR of 24.67% in 2016, which outperformed the high end of the criteria by over 105%.
GOAL 2: Relative Total Stockholder Return vs. RMS Index
Why does this measure matter? By utilizing on a relative measure of our TSR performance, our Board mitigates the impact of broader market or industry trends that do not directly reflect our actual performance.
Result: Between Target and Maximum Performance. Our TSR of 24.67% in 2016 was in the 64th percentile on an unweighted basis and the 90th percentile based on the weighted contribution to RMS, which was between the target and high levels.
GOAL 3: Company Financial Measures — FFOM Per Share
Why does this measure matter? FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s FFO can have a significant impact on the trading price of its common stock and, therefore, its TSR. We also believe it is meaningful to present a measure we refer to as FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and other nonrecurring items. Under our participating ground leases, we and the participating university systems each receive 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (which includes significant amounts towards repayment of principal) and capital expenditures. A substantial portion of our revenues attributable to these properties is reflective of cash that is required to be used for capital expenditures and for the amortization of applicable property indebtedness. These amounts do not increase our economic interest in these properties or otherwise benefit us since our interest in the properties terminates upon the repayment of the applicable property indebtedness. Therefore, unlike the ownership of our wholly-owned properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground/facility leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, we believe it is meaningful to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on our performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating performance of the properties. This narrower measure of performance measures our profitability for these properties in a manner that is similar to the measure of our profitability from our services business where we similarly incur no initial or ongoing capital investment in a property and derive only consequential benefits from capital expenditures and debt amortization. We believe, however, that this narrower measure of performance is inappropriate in traditional real estate ownership structures where debt amortization and capital expenditures enhance the property owner’s long-term profitability from its investment. When calculating FFOM, we also exclude losses from early extinguishment of debt incurred in connection with property dispositions, property acquisition costs and other non-cash items, as we determine in good faith. A reconciliation of net income to FFOM for the year ended December 31, 2016 is contained in our 2016 Annual Report on Form 10-K and in our earnings release furnished on a Current Report on Form 8-K filed on February 21, 2017.
Result: Between Target and Maximum Performance. In 2016, we achieved FFOM of $2.27 per fully diluted share, which was between the target and maximum levels.

GOAL 4: Individual Performance Under Management Objectives
Established for Named Executive Officers by the Compensation Committee
Goals: Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain cost, NOI, revenue or growth targets, re-leasing our portfolio consistent with target, achieving disposition targets, achieving expense reductions or achieving other extraordinary or unusual accomplishments or contributions, in light of our business risk environment.
Why does this measure matter? A review of each Named Executive Officer’s annual accomplishments enables the Compensation Committee to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.
Result: Between Target and Maximum Performance. Each of our Named Executive Officers achieved between target and maximum performance with respect to his tailored individual objectives. The significant accomplishments considered by the Compensation Committee in determining the individual performance component of our Named Executive Officers’ 2016 awards are summarized below, other than with respect to Mr. Perry, whose award was based on the Compensation Committee’s judgment of his overall performance and the performance of the group over which he has direct responsibility.

NAMED EXECUTIVE OFFICER	ACCOMPLISHMENTS
William C. Bayless, Jr.
•    Drove financial and operating results that over-achieved our plan.
•    Oversaw the development of a strategic asset management expense reduction plan that resulted in an improvement in same store operating margin to 54.2%, which exceeded our target range.
•    Advanced our succession plan with a series of internal promotions to ensure we are fully exploiting the breadth of executive talent available to further advance our long term strategic business plan by separating the roles of President and Chief Executive Officer, with Mr. Bayless remaining as CEO and Mr. Hopke being promoted to the position of President, promoting Jennifer Beese to the position of Chief Operating Officer, promoting Kim Voss to the position of Chief Accounting Officer and promoting Mr. Perry to Chief Financial Officer on March 31, 2017 concurrent with Mr. Graf’s retirement.
•    Reinforced our culture of excellence, collaboration and results-driven performance.
•    Spearheaded improvements in enterprise-wide processes.
•    Energized the American Campus brand recognition through engagement with organizations, events and media, creating extended visibility for our company in the student housing, REIT and corporate communities.

Jonathan A. Graf
•    With Mr. Hopke, implemented programs to consolidate rolling cash forecasting.
•    Managed our compliance, regulatory matters, risk management and 2017 benefits renewal.
•    Developed and implemented programs to improve our management of property tax expense.

James C. Hopke, Jr.
•    With Mr. Graf, implemented programs to consolidate rolling cash forecasting.
•    Developed and implemented asset management initiatives, which are expected to result in significant value creation.
•    Led our improvements in cultural, employee development and process improvements, which were key drivers to our success.

William W. Talbot
•    Led our external quality growth efforts, which resulted for 2016 in $750.4 million of acquisitions closed, and commencement of owned developments and mezzanine pre-sale developments, which significantly exceeded our target range of $426 million to $567 million.
•    Spearheaded our disposition activity, which resulted in the closing of $582 million of dispositions, which was at the high end of the target range of $200 million to $600 million and strategically improved our metrics in all relevant areas.

Our other accomplishments considered by the Compensation Committee included the following:

•	Leading the student housing sector in leasing for the 12th consecutive year, setting the stage for the 13[h] consecutive year of positive same store rental growth for 2017;

•	Producing positive same store NOI for the 12th consecutive year, every year since our IPO;

•	Producing FFOM growth of 10.6% over 2015 from $269.3 million to $297.7 million in 2016;

•	Improving business processes enterprise-wide, including financial and operational processes, capabilities and tools;

•	Implementing employee development initiatives, which resulted in cultural and productivity improvements;

•	Enhancing our brand awareness;

•	Managing our liquidity and strengthening our balance sheet, while improving our credit ratings, credit ratios, liquidity and overall balance sheet;

•	Enhancing risk management by strengthening internal audit and control functions;

•	Strengthening our information technology controls and processes; and

•	Meeting with key stakeholders, equity and fixed income investors and research analysts to convey our company’s message of focused capital allocation and continued operational improvement.
Award Amounts. As a result of the achievement of these goals between the target and maximum goals, in January 2017, the Compensation Committee approved 2016 long-term equity awards as follows, with the award to Mr. Perry based on the Compensation Committee’s judgment of his overall performance and the performance of the group over which he has direct responsibility:

	Award	% of Base Salary
William C. Bayless, Jr.	$3,300,000	434%
Jonathan A. Graf	$1,250,000	308%
James C. Hopke, Jr.	$1,000,000	250%
William W. Talbot	$1,000,000	270%
Daniel B. Perry	$525,000	186%

Long-term equity incentive awards were granted in the form of RSAs to our Named Executive Officers for 2016. The RSAs granted to our Named Executive Officers in January 2017 for 2016 performance vest in five equal annual installments, beginning on the date of grant. RSAs are granted to our Named Executive Officers on the date that the Compensation Committee meets to review our performance and determine the value of the long-term equity incentive awards.
The current 5-year RSA vesting that the Company utilizes creates significant future long-term alignment with stockholders. On the date that RSAs are granted to our Named Executive Officers, the share price on the date of grant determines the number of shares awarded. On each future vesting date the share price on such date determines the taxable value of the award actually received by the Named Executive Officer. Thus future decreases or increases in the value of the Company’s stock price upon vesting diminishes or increases, respectively, the initial grant value of the RSAs received.

Other Benefits and Perquisites
Our executive compensation program focuses on the elements described above, with extremely limited provision of perquisites. Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees. We believe these benefits are competitive with overall market practices.
Severance Benefits
Our Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.
None of our executive officers is entitled to severance benefits solely upon a change of control of our company. Although longstanding legacy arrangements with Messrs. Bayless, Graf and Hopke provide certain tax gross-ups with respect to payments made in connection with a change of control, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, our Board subsequently adopted a policy against tax gross-up arrangements, which formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers. This policy was filed on a Current Report on Form 8-K on April 27, 2010.
Policy with Respect to the $1 Million Deduction Limit
Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. Although four Named Executive Officer’s compensation in 2016 exceeded $1 million, we believe, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent compensation does not qualify for deduction under section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).
Employment Agreements
We have entered into employment agreements with certain of our key employees, including all of the Named Executive Officers, when the Compensation Committee determines an employment agreement is desirable for the Company to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Compensation Committee determines an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at the Company with respect to other similarly situated employees. These employment agreements are more fully described below under “Employment Contracts” and “Potential Payments Upon Termination or Change in Control.”
Policy Regarding Clawbacks to Recoup Compensation
If we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement, then the Compensation Committee may require our Named Executive Officers to repay to the Company “Excess Compensation,” which is defined as that part of the annual cash bonus and long term equity incentive compensation received by that officer during the two-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officer would have received had such compensation been calculated based on the financial results reported in the restated financial statements.
The Compensation Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Excess Compensation and how much Excess Compensation to recoup from individual officers (which need not be the same amount or proportion for every officer), including any conclusion by the

Compensation Committee that an officer engaged in wrongdoing or committed grossly negligent acts or omissions. The amount and form of the compensation to be recouped will be determined by the Compensation Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Compensation Committee’s discretion, through cancellation of vested or unvested restricted stock awards and/or cash payment.
Deferred Compensation Plan
Effective January 1, 2015, the Compensation Committee established a deferred compensation plan for the benefit of our senior officers, directors and other key employees in which the participant may elect to defer cash compensation and/or equity awards granted under our share incentive plans. A participant has a fully vested right to his or her cash deferral amounts, and the deferred equity awards will vest in accordance with their terms.
Risk Considerations
In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. The majority of compensation provided to the executive officers is in the form of equity awards which typically vest over a period of five years and help further align executives’ interests with those of our stockholders. The Compensation Committee believes that by structuring our program so a considerable amount of wealth of our executives is tied to our long-term health, we believe we avoid the type of disproportionately large short-term incentives which could encourage executives to take risks not in our long-term interests, and we provide incentives to manage for long-term performance. We believe this combination of factors encourages our executives and other employees to manage the Company in a prudent manner.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the three years ended December 31, 2016. The titles below were effective during all of 2016. Effective January 6, 2017, Mr. Bayless became Chief Executive Officer and Mr. Hopke became President. Effective March 31, 2017, Mr. Graf will resigned as an officer and Mr. Perry will become Executive Vice President, Chief Financial Officer. We have entered into employment agreements with each of the named executive officers, which are described below under “Employment Contracts.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
William C. Bayless, Jr.	2016	$760,000	$ —	$2,500,000	$1,100,000	$395,110	(3)	$4,755,110
Chief Executive	2015	750,000	—	2,500,000	975,000	359,364	(4)	4,584,364
Executive Officer	2014	530,400	—	1,750,000	925,000	324,362	(5)	3,529,762

Jonathan A. Graf	2016	$405,000	$ —	$800,000	$575,000	$108,129	(3)	$1,888,129
Executive Vice President,	2015	400,000	—	700,000	475,000	97,143	(4)	1,672,143
Chief Financial Officer, Treasurer and Secretary	2014	360,500	—	575,000	475,000	89,812	(5)	1,500,312

James C. Hopke, Jr.	2016	$400,000	$ —	$800,000	$500,000	$70,200	(3)	$1,770,200
Executive Vice President,	2015	350,000	—	600,000	450,000	47,328	(4)	1,447,328
Chief Operating Officer	2014	261,900	—	275,000	400,000	31,667	(5)	968,567

William W. Talbot	2016	$370,000	$ —	$800,000	$500,000	$87,411	(3)	$1,757,411
Executive Vice President,	2015	350,000	—	650,000	450,000	67,302	(4)	1,517,302
Chief Investment Officer	2014	288,400	—	450,000	425,000	51,590	(5)	1,214,990

Daniel B. Perry	2016	$282,500	$ —	$500,000	$350,000	$55,590	(3)	$1,188,090
Executive Vice President,	2015	275,000	—	500,000	325,000	44,364	(4)	1,144,364
Capital Markets	2014	242,000	—	270,000	300,000	33,459	(5)	845,459

(1)
The dollar amount recognized for the following awards of shares were valued at the aggregate grant date fair value of awards granted in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the year ended December 31, 2016 included in our annual report on Form 10-K for the year ended December 31, 2016.

	2014 (a)	2015 (b)	2016 (c)
William C. Bayless, Jr.	50,695	56,079	60,489
Jonathan A. Graf	16,657	15,702	19,356
James C. Hopke, Jr.	7,966	13,459	19,356
William W. Talbot	13,036	14,581	19,356
Daniel B. Perry	7,822	11,216	12,098

(a)
Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2014 based on achievement of goals determined in January 2013.

(b)
Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2015 based on achievement of goals determined in January 2014.

(b)
Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2016 based on achievement of goals determined in January 2015.

(2)	Reflects the cash portion of annual bonuses per respective year as noted.

(3)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$87,150	$303,460	$4,500
Jonathan A. Graf	12,450	91,596	4,083
James C. Hopke, Jr.	—	66,064	4,136
William W. Talbot	6,308	76,603	4,500
Daniel B. Perry	—	51,090	4,500

(4)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$82,950	$271,914	$4,500
Jonathan A. Graf	11,850	80,706	4,587
James C. Hopke, Jr.	—	43,140	4,188
William W. Talbot	6,004	56,310	4,988
Daniel B. Perry	—	39,864	4,500

(5)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$78,750	$241,237	$4,375
Jonathan A. Graf	11,250	75,135	3,427
James C. Hopke, Jr.	—	29,419	2,248
William W. Talbot	5,700	41,515	4,375
Daniel B. Perry	—	29,084	4,375

Grants of Plan Based Awards
The following table sets forth certain information with respect to RSAs granted during the year ended December 31, 2016 for each named executive officer with respect to annual bonus and long-term incentive compensation, all of which were granted under our 2010 Incentive Award Plan. We did not grant any options or other securities during the year ended December 31, 2016.

								All	Grant
								Other	Date Fair
								Stock	Value of
								Awards:	Stock and
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Number	Option
	Grant Date	Equity Incentive Plan Awards			Equity Incentive Plan Awards			of	Awards
Name		Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	(3)
William C.	1/27/17 (1)	–	$665,000	$1,520,000	–	–	–	–	n/a
Bayless, Jr.	1/26/16 (2)	–	–	–	–	–	–	60,489	$2,500,000

Jonathan A.	1/27/17 (1)	–	$354,375	$810,000	–	–	–	–	n/a
Graf	1/26/16 (2)	–	–	–	–	–	–	19,356	$800,000

James C.	1/27/17 (1)	–	$350,000	$800,000	–	–	–	–	n/a
Hopke, Jr.	1/26/16 (2)	–	–	–	–	–	–	19,356	$800,000

William W.	1/27/17 (1)	–	$323,750	$740,000	–	–	–	–	n/a
Talbot	1/26/16 (2)	–	–	–	–	–	–	19,356	$800,000

Daniel B.	1/27/17 (1)	–	$247,187	$565,000	–	–	–	–	n/a
Perry	1/26/16 (2)	–	–	–	–	–	–	12,098	$500,000

(1)
Information for annual bonus program for which the target award was 50% to 125% of base salary for achieving the stated objectives and the maximum award is up to 200% of base salary for significantly exceeding the stated objectives or to reward significant accomplishments, in each case subject to the discretion of the Compensation Committee to determine the appropriate level of incentive compensation based on individual performance, company performance and other items the Committee may deem important. We did not use pre-set thresholds or multiples to determine awards under our long-term incentive compensation program.

(2)	RSAs granted in January 2016 for performance in 2015. Vest in five equal annual installments beginning on February 28 in the year following the year of grant.

(3)	The base price is equal to the closing price of our common stock on the grant date.
Employment Contracts
As of December 31, 2016, we had employment agreements in effect with each of our named executive officers (Messrs. Bayless, Graf, Hopke, Talbot and Perry) that provide that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs. The employment agreements in effect on December 31, 2016 with our executive officers provided for Mr. Bayless to serve as a member of the Board and as our President and Chief Executive Officer, Mr. Graf to serve as our Executive Vice President-Chief Financial Officer, Mr. Hopke to serve as our Executive Vice President-Chief Operating Officer, Mr. Talbot to serve as our Executive Vice President and Chief Investment Officer, and Mr. Perry to serve as our Executive Vice President-Capital Markets. The employment agreements were amended in January 2017 to provide for Mr. Bayless to serve as a member of the Board and as our Chief Executive Officer, Mr. Hopke to serve as our President and, effective as of March 31, 2017, Mr. Perry to serve as our Executive Vice President-Chief Financial Officer.

The employment agreements provide for the following:

•	annual base salaries, subject in each case to increases in accordance with our normal executive compensation practices;

•
eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that we have a formal annual bonus plan for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary); and

•	participation in other employee benefit plans applicable generally to our executives.
Additionally, we have entered into non-competition agreements with Messrs. Bayless, Graf, Hopke, Talbot and Perry in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with us, if any.
We entered into a Separation Agreement and Mutual Release with Mr. Graf, which is described below under “Potential Payments Upon Termination or Change in Control.”
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to the market value as of December 31, 2016 of all unvested RSAs held by each named executive officer as of December 31, 2016.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
William C. Bayless, Jr.	170,492	$8,485,367
Jonathan A. Graf	51,463	2,561,326
James C. Hopke, Jr.	38,054	1,893,961
William W. Talbot	43,878	2,183,791
Daniel B. Perry	29,124	1,449,479

(1)	Vest in five equal annual installments beginning on February 28 in the year following the year of grant.

Awards Vested
The following table sets forth certain information with respect to RSAs vested during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
William C. Bayless, Jr.	51,110	(1)	$2,245,773
Jonathan A. Graf	15,418	(2)	677,455
James C. Hopke, Jr.	7,235	(3)	317,915
William W. Talbot	9,416	(4)	413,723
Daniel B. Perry	6,862	(5)	301,529

(1)	Of these shares, 21,441 shares were withheld to satisfy related tax liabilities.

(2)	Of these shares, 6,469 shares were withheld to satisfy related tax liabilities.

(3)	Of these shares, 3,035 shares were withheld to satisfy related tax liabilities.

(4)	Of these shares, 2,576 shares were withheld to satisfy related tax liabilities.

(5)	Of these shares, 1,877 shares were withheld to satisfy related tax liabilities.

Potential Payments Upon Termination or Change in Control
The following summarizes the compensation payable to each named executive officer under his employment agreement in the event of a termination of such executive’s employment.
Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, each employment agreement provides that he may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by us in the nature of his employment without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; our failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and our breach of any material provision of the employment agreement.
The employment agreements provide that, if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
a cash payment equal to 299% for Mr. Bayless, 200% for Mr. Graf and 100% for Messrs. Hopke, Talbot and Perry, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;

•	his prorated annual bonus for the year in which the termination occurs;

•
health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer;

•	all of the executive’s RSAs vest; and

•	excise tax equalization payments, except in the case of Messrs. Talbot and Perry.
The amounts set forth in the table below represent the compensation payable to each named executive officer under his respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2016 and therefore include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination.

Name	Benefit	Without Cause or For Good Reason
William C. Bayless, Jr.	Severance payment	$5,262,400
	RSA vesting	8,485,367
	Bonus	975,000
	Health benefits	28,546
	Excise tax equalization payments	—
		$14,751,313

Jonathan A. Graf (1)	Severance payment	$1,826,667
	RSA vesting	2,561,326
	Bonus	475,000
	Health benefits	28,546
	Excise tax equalization payments	—
		$4,891,539

James C. Hopke, Jr.	Severance payment	$850,000
	RSA vesting	1,893,961
	Bonus	450,000
	Health benefits	28,546
	Excise tax equalization payments	—
		$3,222,507

William W. Talbot	Severance payment	$828,333
	RSA vesting	2,183,791
	Bonus	450,000
	Health benefits	28,546
	Excise tax equalization payments	—
		$3,490,670

Daniel B. Perry	Severance payment	$607,500
	RSA vesting	1,449,479
	Bonus	325,000
	Health benefits	28,546
	Excise tax equalization payments	—
		$2,410,525

(1)	Effective as of June 30, 2017, Mr. Graf will retire and will receive the payments and benefits summarized below.

Pursuant to the employment agreements with Messrs. Bayless, Graf, Hopke, Talbot and Perry, if we terminate an executive’s employment without cause or the executive terminates his employment for good reason, retirement, death or disability, all of the executive’s RSAs will vest. “Disability” is defined as any physical or mental disability or infirmity that prevents the performance of the Executive’s duties for a period of (i) six consecutive months or (ii) an aggregate of 12 months in any 24 consecutive month period. Any question as to the existence, extent or potentiality of an executive’s disability upon which we and the executive cannot agree will be determined by a qualified, independent physician selected by us and approved by the executive (which approval will not be unreasonably withheld), with the determination of any such physician being final and conclusive. “Retirement” is defined as a termination of employment other than for cause, disability or death, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full years of the executive’s employment and other business relationships with us or our predecessors and (ii) the executive’s age on the date of termination; provided that (x) the executive’s employment by (or other business relationships with) us and any of our predecessors have continued for a period of at least 120 contiguous full months at the time of termination and, on the date of termination, the executive is at least 50 years old; (y) the executive gives at least six months’ prior written notice to us of his intention to retire; and (z) the noncompetition agreement remains in full force and effect and the executive enters into a general release of all claims in a form that is reasonably satisfactory to us. Under this formula, Messrs. Bayless and Hopke became eligible for retirement in 2014 and 2016, respectively, and Messrs. Graf, Talbot and Perry will become eligible for retirement in 2020, 2024 and 2024, respectively.
The values of the RSAs for which vesting would accelerate for such a termination as of December 31, 2016, based on a closing price of $49.77 on December 31, 2016, are as follows: Mr. Bayless-$8,485,367, Mr. Graf-$2,561,326, Mr. Hopke-$1,893,961, Mr. Talbot-$2,183,791 and Mr. Perry-$1,449,479.
Effective as of March 31, 2017, Mr. Graf will resign as our Executive Vice President and Chief Financial Officer, and will retire from the Company effective as of June 30, 2017. On January 10, 2017, we entered into a Separation Agreement and Mutual General Release with Mr. Graf which provides, among other things, that (i) we will continue to pay Mr. Graf his base salary to which he is entitled under his current employment agreement through June 30, 2017 and will pay to Mr. Graf $2,138,467 on June 30, 2017, (ii) Mr. Graf will retain all of the restricted stock awards, common units and other stock-based awards previously granted to him that have vested as of June 30, 2017 and all restricted stock awards or other stock-based awards unvested as of June 30, 2017 will vest on such date, and (iii) the Confidentiality and Noncompetition Agreement with Mr. Graf will survive the termination of Mr. Graf’s employment with the Company.
Nonqualified Deferred Compensation
Effective January 1, 2015, the Compensation Committee established a deferred compensation plan for the benefit of our senior officers, directors and other key employees in which the participant may elect to defer cash compensation and/or equity awards granted under our share incentive plans. For 2016, all deferral amounts were of cash compensation and each participant has a fully vested right to his or her cash deferral amounts. Beginning in 2017, deferral amount will include stock awards, which will vest in accordance with their terms.
The following table provides certain information regarding contributions to, withdrawals from and earnings in the deferred compensation plan as of December 31, 2016:

	Executive Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
William C. Bayless, Jr.	$—	$—	$—	$—
Jonathan A. Graf	81,698	9,596	—	139,164
James C. Hopke, Jr.	3,218	465	—	10,179
William W. Talbot	22,770	3,191	—	43,820
Daniel B. Perry	3,010	44	—	8,952

(1)
We credit to the participant’s account an amount equal to the amount designated as the participant’s deferral for the plan year as indicated in the participant’s deferral election. Amounts reported in this column represents cash compensation they elected to defer, which amounts are included in various cash compensation columns of the Summary Compensation Table on page 35.

(2)
Aggregate earnings in 2016 represent the income and net unrealized gain or loss reported by the trustee of the deferred compensation plan. Earnings on the deferred compensation plan do not include contributions by us or the Named Executive Officer, were at market rates available to other investors, and are not included in the Summary Compensation Table on page 35.

Equity Compensation Plan
The following table summarizes information, as of December 31, 2016, relating to our equity compensation plans pursuant to which grants of options, RSAs and other rights to acquire common stock may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	872,879	(1)	$—	715,272
Equity compensation plans not approved by security holders	n/a		n/a	n/a

(1)	Consists of RSAs granted to executive officers and certain employees and common units of limited partnership interest in our operating partnership.

COMPENSATION OF DIRECTORS
The table below sets forth the quarterly cash fees paid to non-employee directors:

Board Member (other than Chairman of the Board)
Quarterly Fee	$15,250

Chairman of the Board (1)
Quarterly Fee	21,500

Audit Committee
Chair Quarterly Fee	5,625

Compensation Committee
Chair Quarterly Fee	3,750

Corporate Governance and Nominating Committee
Chair Quarterly Fee	3,000

Risk Committee
Chair Quarterly Fee	3,000

(1)    The Chairman of the Board is not entitled to receive any committee fees.

On May 5, 2016, the date of our 2016 Annual Meeting, each then current member of the Board was re-elected and each new nominee was elected to the Board of Directors and each non-employee director, other than the Chairman of the Board, received 2,256 restricted stock units, or RSUs, and the Chairman of the Board received 3,223 RSUs, valued at $46.55 per RSU, the Fair Market Value (as defined in our incentive award plans) of our common stock on such date, or a value of $105,000 and $150,000, respectively. On September 19, 2016, the date Mr. Chandlee was appointed to the Board, Mr. Chandlee received 2,149 RSUs valued at $48.86 per RSU, the Fair Market Value of our common stock on such date, or a value of $105,000. All 2016 grants immediately vested and were settled in shares of our common stock and/or cash in lieu of the delivery of shares. As of December 31, 2016, no RSUs were outstanding.
On the date of our 2017 Annual Meeting, each non-employee director who is re-elected to the Board of Directors, other than the Chairman of the Board, will receive RSUs with a value of $105,000, and the Chairman of the Board will receive RSUs with a value of $150,000.
Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with our business, including attendance at meetings of the Board and its committees.

The table below summarizes the compensation we paid to each non-employee director for 2016:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total
Blakeley W. Chandlee III	$17,239	$105,000	—	$122,239
G. Steven Dawson	83,500	105,000	—	188,500
Cydney C. Donnell	73,000	105,000	—	178,000
Dennis G. Lopez	61,000	105,000	—	166,000
Edward Lowenthal	86,000	150,000	—	236,000
Oliver Luck	73,000	105,000	—	178,000
C. Patrick Oles, Jr.	61,000	105,000	—	166,000
Winston W. Walker	76,000	105,000	—	181,000

(1)
William C. Bayless, Jr., our Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his service as director. The compensation received by Mr. Bayless as an employee is shown in the Summary Compensation Table on page 35.

(2)
Represents aggregate grant date fair value of awards at date of grant. Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the year ended December 31, 2016 included in our annual report on Form 10-K for the year ended December 31, 2016. Certain shares have been deferred by the director pursuant to our deferred compensation plan as shown on the security ownership table on page 18.

(3)	We do not have a pension plan. There were no earnings on nonqualified deferred compensation for directors that were above-market or preferential.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We are not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

AUDIT COMMITTEE INFORMATION
Report of the Audit Committee
The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor our financial reporting process and internal control system, and to review and appraise the audit efforts of our independent auditors. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, which is available on the investor relations section of our website at www.AmericanCampus.com.
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in our Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed our earnings releases with management.
During 2016, the Audit Committee met with management and our independent auditors and internal auditor periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee also discussed with management and our independent auditors and internal auditor the process used for certifications by our chief executive officer and chief financial officer that are required for certain of our filings with the Securities and Exchange Commission.
Ernst & Young LLP, our independent auditors, is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.
This Audit Committee report is given by the following members of the Audit Committee:
G. Steven Dawson, Chairman
C. Patrick Oles, Jr.
Winston W. Walker

Independent Auditor Fees
The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2016 and 2015 by our principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2016	2015

Audit Fees (2)	$1,440,000	$1,470,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (3)	2,000	2,000
Total	$1,442,000	$1,472,000

(1)	All such services were preapproved by the Audit Committee.

(2)
Fees for audit services billed in 2016 and 2015 included the following: (i) audit of our annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents and other services.

(3)	All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by the independent auditors.
The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized the committee’s Chairman to approve the provision by our independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law. Each decision made by the Audit Committee Chairman will be reported to the full Audit Committee at its next meeting.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the Selection of the Independent Auditors
The audit committee has reappointed Ernst & Young LLP as our independent auditors for 2017.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.
The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2017.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain executives who have the motivation, experience and skills necessary to lead us effectively. Under these programs, our named executive officers are rewarded for the achievement of specific performance measures that are directly related to our financial performance goals and creation of stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation programs, including information about the 2016 compensation of our named executive officers.
Stockholders approved our executive compensation at the 2016 annual meeting of stockholders. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee:

•	provides a significant portion of each executive’s compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and equity-based grants;

•
provides a significant portion of total compensation as non-cash compensation in the form of long-term equity-based awards to more closely align the interests of our executives with those of our stockholders and to maximize retention insofar as all equity-based awards are subject to time-based vesting; and

•	uses long-term compensation, payment of annual bonuses in part in shares, clawbacks, and a variety of performance metrics to closely tie executives’ wealth to our long-term health.
We are asking stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider stockholders concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the meeting.
The Board of Directors recommends you vote FOR approval of the advisory vote on executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
As described above under “Advisory Vote on Executive Compensation,” stockholders are being provided the opportunity to cast an advisory vote on the compensation of our named executive officers (referred to as a “say-on-pay” vote).
This proposal affords stockholders the opportunity to cast an advisory vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this proposal, stockholders may vote to have future advisory votes on executive compensation every year, every two years or every three years. Stockholders had the opportunity to cast this advisory vote (referred to as a “say-on-frequency” vote) at the 2011 annual meeting and voted to hold a say-on-pay vote every year (as opposed to every two or three years). Under SEC rules, we are required to hold a new say-on-frequency vote at least every six years.
We believe that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these advisory votes on executive compensation and will consider the outcome of these votes in making its decisions on executive compensation.
This proposal is advisory only and will not be binding on us, the Board or the Compensation Committee. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation program.
In voting on this proposal, stockholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Stockholders will not be voting to approve or disapprove the recommendation of the Board.
The Board of Directors recommends that you vote to hold future advisory votes on executive compensation every ONE YEAR (as opposed to every two years or every three years).

STOCKHOLDER PROPOSALS
We must receive any stockholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2018 no later than December 31, 2017. A stockholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors – Consideration of Director Nominees.” We did not receive any formal proposals during 2016 from stockholders.
2016 ANNUAL REPORT
Our Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, are on our website at www.AmericanCampus.com and available without charge to stockholders upon writing to our corporate secretary. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.
By Order of the Board of Directors,

/s/ Jonathan A. Graf
JONATHAN A. GRAF
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Austin, Texas
March 22, 2017

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and Item 4-1 year.

1.	Election of Directors for a one-year term expiring at the 2018 Annual Meeting of Stockholders
	1a.	William C. Bayless Jr.	☐	For	☐	Against	☐	Abstain
	1b.	Blakeley W. Chandlee III	☐	For	☐	Against	☐	Abstain
	1c.	G. Steven Dawson	☐	For	☐	Against	☐	Abstain
	1d.	Cydney C. Donnell	☐	For	☐	Against	☐	Abstain
	1e.	Dennis G. Lopez	☐	For	☐	Against	☐	Abstain
	1f.	Edward Lowenthal	☐	For	☐	Against	☐	Abstain
	1g.	Oliver Luck	☐	For	☐	Against	☐	Abstain
	1h.	C. Patrick Oles, Jr.	☐	For	☐	Against	☐	Abstain

2.	Ratification of Ernst & Young as our independent auditors for 2017			☐	For	☐	Against	☐	Abstain
3.	To provide a non-binding advisory vote approving the Company’s executive compensation program			☐	For	☐	Against	☐	Abstain
4.	To provide a non-binding vote on the frequency of executive compensation votes in the future	☐	1 year	☐	2 years	☐	3 years	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMERICAN CAMPUS COMMUNITIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 4, 2017
8:30 a.m. Central Time
12700 Hill Country Boulevard
Suite T-200
Austin, TX 78738

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of Shareholders

The Proxy Statement and the 2016 Annual Report to Stockholders are available at:
http://www.AmericanCampus.com/Investors/Proxy

American Campus Communities, Inc. 12700 Hill Country Boulevard, Suite T-200 Austin, TX 78738	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2017.
If no choice is specified, the proxy will be voted as the Board recommends on Items 1, 2, 3 and 4.
The undersigned hereby appoints William C. Bayless Jr. and Daniel B. Perry, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 13, 2017, on behalf of the undersigned at the Annual Meeting of Stockholders to be held on May 4, 2017 at 8:30 a.m., Central Time, at our corporate office located at 12700 Hill Country Boulevard, Suite T-200, Austin, Texas or at any adjournment or postponement thereof.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS THE BOARD RECOMMENDS ON ITEMS 1, 2, 3 and 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)

See reverse for voting instructions.